                                                                   EXHIBIT 10.41





                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                  AMONG PIERRE FOODS, INC., PF MANAGEMENT, INC.

                   JAMES C. RICHARDSON, JR. AND DAVID R. CLARK

ARTICLE 1 TERMS AND CONDITIONS OF THE EXCHANGE................................................................    1

         1.1      The Exchange................................................................................    1
         1.2      Payment of Cash and Surrender of Share Certificates.........................................    2
         1.3      Effects of the Exchange.....................................................................    3
         1.4      Closing.....................................................................................    3
         1.5      Stock Options and Employee Benefit Plans....................................................    3

ARTICLE 2 GENERAL CONDITIONS AND AGREEMENTS...................................................................    4
         2.1      Effective Time..............................................................................    4
         2.2      Termination.................................................................................    4
         2.3      Effect of Termination.......................................................................    6
         2.4      Conduct of the Participating Corporations prior to the Effective Time.......................    6
         2.5      Conditions to the Exchange..................................................................    9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................   11
         3.1      Due Authorization...........................................................................   11
         3.2      Consents and Approvals; No Violation........................................................   11
         3.3      SEC Reports.................................................................................   11
         3.4      Litigation..................................................................................   12
         3.5      Rights Agreement; Anti-Takeover Laws........................................................   12
         3.6      Fairness Opinion............................................................................   12
         3.7      Board Action................................................................................   12
         3.8      Absence of Certain Changes..................................................................   12
         3.9      Proxy Statement and Transaction Statement Information.......................................   13
         3.10     Stock Options...............................................................................   13
         3.11     Brokers.....................................................................................   13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR......................................................   14
         4.1      Organization, Standing and Qualification....................................................   14
         4.2      Authority for this Agreement................................................................   14
         4.3      Consents and Approvals; No Violation........................................................   14
         4.4      Financing...................................................................................   14
         4.5      Litigation..................................................................................   14
         4.6      Brokers.....................................................................................   15
         4.7      Proxy Statement and Transaction Statement Information.......................................   15

ARTICLE 5 ADDITIONAL AGREEMENTS...............................................................................   15
         5.1      Indemnification; Directors and Officers Liability Insurance.................................   15
         5.2      Shareholder Approval; Proxy Statement.......................................................   16
         5.3      Fees and Expenses...........................................................................   17
         5.4      Reasonable Efforts..........................................................................   17
         5.5      Public Announcements; Certain Notices.......................................................   17
         5.6      Exemption from Liability Under Section 16(b)................................................   18

ARTICLE 6 NOTICES.............................................................................................   18

ARTICLE 7 MISCELLANEOUS.......................................................................................   19
         7.1      Governing Law...............................................................................   19
         7.2      Binding Agreement...........................................................................   19


                                        i

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
         7.3      Counterpart Originals.......................................................................   19
         7.4      Entire Agreement............................................................................   19
         7.5      Amendments..................................................................................   19
         7.6      Definitions.................................................................................   19

ANNEX A

Articles of Share Exchange between
PF Management, Inc. and Pierre Foods, Inc....................................................................   A-1

                      AGREEMENT AND PLAN OF SHARE EXCHANGE


         THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement" or the "Exchange Agreement") is made and entered into as of April 26, 2001, among Pierre Foods, Inc., a North Carolina corporation (the "Company"), and PF Management, Inc., a North Carolina corporation (the "Acquiror" and, together with the Company, the "Participating Corporations"), and James C. Richardson, Jr. and David R. Clark, who are the principal shareholders of the Acquiror (the "Principal Shareholders"), pursuant to Section 55-11-02 of the North Carolina Business Corporation Act (the "Act").

                              STATEMENT OF PURPOSE

         The respective Boards of Directors of the Participating Corporations have approved the acquisition of the Company by the Acquiror pursuant to a statutory share exchange in accordance with the provisions of Section 55-11-02 of the Act (the "Exchange"). In the Exchange, all of the outstanding shares of common stock, no par value per share, of the Company (the "Common Stock"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, as defined below (the shares of Common Stock and associated Rights being referred to herein as "Shares"), other than the Shares already owned by the Acquiror, would, on the terms and subject to the conditions set forth in this Agreement, be converted into the right to receive $1.21 per Share.

         The Board of Directors of the Company, other than James C. Richardson, Jr. and David R. Clark (the "Board"), has unanimously adopted resolutions approving this Agreement and the Exchange. The Board determined that the Exchange is fair to and in the best interests of the holders of Shares, other than the Acquiror, and unanimously recommended that the Company's shareholders approve and adopt this Agreement, including the Plan of Share Exchange set forth in the Articles of Share Exchange, the form of which is Annex A to this Agreement (the "Plan").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreement herein contained, the parties agree as follows:

                                   ARTICLE 1
                      TERMS AND CONDITIONS OF THE EXCHANGE

         1.1 The Exchange. The Acquiror will become the holder of all of the outstanding Shares pursuant to the terms and conditions of this Agreement and the Plan. At the Effective Time (as defined in Section 2.1 below), and subject to the conditions set forth in this Agreement, the shares of the Participating Corporations shall be exchanged as follows:

                  (a) Acquiror. The outstanding shares of capital stock of the Acquiror will not be exchanged, altered or affected in any manner as a result of the share exchange to be effected pursuant to the Plan and will remain outstanding as shares of the Acquiror.

                  (b) The Company. At the Effective Time, each of the outstanding Shares of the Company except those already owned by the Acquiror (the "Exchange Shares") will, by virtue of the share exchange provided for by the Plan and without any further action on the part of the holder thereof, be exchanged for, and become the right to receive from the Acquiror, $1.21 in cash (the "Exchange Price") upon surrender to the Acquiror (or an agent of the Acquiror designated as provided in Section 1.2 hereof) of the certificate or certificates representing such Exchange Shares, as provided in Section 1.2 hereof, and each of the Exchange Shares shall be cancelled. No interest shall be payable with respect to payment of such cash amount on surrender of outstanding certificates. No holder of any Exchange Shares (or any certificate representing such Exchange Share or Shares) immediately prior to the Effective Time shall be entitled to receive any dividend declared and payable in respect of such Exchange Shares after the Effective Time, any such dividend being the property of the Acquiror. The stock transfer ledger of the Company shall be closed in respect of the Exchange Shares from and after the Effective Time.

         1.2      Payment of Cash and Surrender of Share Certificates.

                  (a) At the Effective Time, the Acquiror shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by the Acquiror and reasonably satisfactory to the Company, which is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100 million, as paying agent for the holders of the Exchange Shares, cash in the aggregate amount required to effect the conversion of the Exchange Shares into the consideration to be paid to the shareholders of the Company as provided in Section 1.1(b) (the "Aggregate Exchange Consideration"). Pending distribution pursuant to this Agreement, the Aggregate Exchange Consideration shall be held in trust for the benefit of the holders of the Exchange Shares and the funds shall not be used for any other purposes, and the Acquiror and the Company may direct the paying agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic and commercial banks with capital exceeding $250 million or money market funds which are invested solely in such permitted investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Agreement. Any interest and other income resulting from such investments shall be paid to the Acquiror.

                  (b) After the Effective Time, each holder, other than the Acquiror, of an outstanding certificate or certificates representing Exchange Shares shall surrender the same to the Acquiror in accordance with the instructions contained in a form of letter of transmittal. The letter of transmittal and certificate(s) shall be delivered to the bank, trust company or other party designated by the Acquiror as paying agent for the exchange of Exchange Shares for cash as provided herein. Upon such surrender, each such holder shall receive cash in an amount equal to the Exchange Price for each Exchange Share represented by a certificate so surrendered. Until so surrendered, each outstanding certificate that prior to the Effective Time represented one or more Exchange Shares shall be deemed for all purposes to evidence only the ownership of the non-transferable right to receive the cash to be exchanged for each Exchange Share represented by such certificate. With respect to any certificate for Exchange Shares that has been lost or destroyed, the Acquiror shall pay the holder thereof the consideration attributable to such certificate upon receipt of (i) evidence of ownership of such Exchange Shares reasonably satisfactory to the Acquiror, and (ii) an indemnity bond posted by such holder in such amount as the Acquiror may reasonably require.

                  (c) If any cash deposited with the paying agent for purposes of payment in exchange for the Exchange Shares remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Acquiror by the paying agent, and thereafter the paying agent shall not be liable to any persons claiming any amount of such cash, and any future surrender and exchange shall be effected directly with the Acquiror (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amount which any such holder shall be so entitled to receive.

                  (d) None of the Acquiror, the Company or the paying agent shall be liable to any person in respect of any unsurrendered Exchange Shares (or dividends or distributions in respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.3 Effects of the Exchange. The Exchange shall transpire pursuant to the provisions of and with the effect provided in the Act. The Exchange is a statutory share exchange and not a merger.

         1.4 Closing. The closing of the Exchange (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, 3300 One First Union Center, 301 South College Street, Charlotte, North Carolina 28202-6025, at 10:00 a.m., local time, on the second business day after the day on which the last of the conditions set forth in Section 2.5 of this Agreement shall have been fulfilled or waived or at such other time and place as the Participating Corporations shall agree.

         1.5      Stock Options and Employee Benefit Plans. The Company shall
(a) terminate the 1997 Special Stock Option Plan, the 1997 Incentive Stock Option Plan and the 1987 Special Stock Option Plan (the "Stock Option Plans"), and shall terminate or amend any other plan or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company, prior to the Effective Time, so that no such interest shall remain outstanding after the Effective Time, (b) grant no further options under the Stock Option Plans and (c) take all necessary actions prior to the Effective Time, including obtaining required consents, such that all outstanding options under the Stock Option Plans shall be cancelled prior to the Effective Time, provided that the exercise prices of all such options are above the Exchange Price.

                                   ARTICLE 2
                        GENERAL CONDITIONS AND AGREEMENTS

         2.1 Effective Time. As used in the Plan, the term "Effective Time" means the time at which Articles of Share Exchange, substantially in the form attached to this Agreement as Annex A, shall have been filed with the Secretary of State of North Carolina in accordance with Section 55-11-05 of the Act or such later date set forth in the Articles of Share Exchange.

         2.2 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the shareholders of the Company) as follows:

                  (a) By mutual written agreement of the Participating Corporations; or

                  (b)      (i)      By either the Company or the Acquiror if the
                  Exchange shall not have been consummated by September 30, 2001; provided, that neither of the parties shall be entitled to terminate this Agreement pursuant to this Section 2.2(b)(i) if, at the time of such proposed termination, it is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

                           (ii) By the Company if, prior to the Effective Time, there has occurred, and the Company has notified the Acquiror of the occurrence of, a material breach by the Acquiror of any representation, warranty, covenant or agreement set forth herein and such breach is not cured within 30 days after notice; provided, that if such breach is not reasonably capable of being cured within such 30 day period, the Company may terminate this Agreement at any time after it has given the Acquiror notice of such breach; and provided further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 2.2(b)(ii) if it is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

                  (c)      (i)      By either the Acquiror or the Company if a
                  federal, state or local court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") shall have issued an order, decree or filing or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                           (ii) By the Acquiror if, prior to the Effective Time, there has occurred, and the Acquiror has notified the Company of the occurrence of, a material breach by the Company of any representation, warranty, covenant or agreement set forth herein and such breach is not cured within 30 days after notice; provided, that if such breach is not reasonably capable of being cured within such 30 day period, the Acquiror may terminate this Agreement at any time after it has given the Company notice of such breach; and provided further, that the Acquiror shall not be entitled to terminate this Agreement pursuant to this Section 2.2(c)(ii) if it is in material breach of its representations and warranties, covenant or other agreement under this Agreement.

                  (d) By the Company for the purpose of allowing the Company to enter into one or more related agreements in accordance with
         Section 2.4 with respect to a Superior Proposal (as defined below) if the Board, based on the recommendations of the special committee of the Board established to review and consider the proposal to effect the Exchange contemplated by this Agreement (the "Special Committee"), after receiving advice from counsel to the Special Committee, has determined in good faith that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, that:

                           (i) the Company has complied with all provisions of Section 2.4(d);

                           (ii) the Acquiror does not make, within three business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement containing terms such that the Board, based on the recommendation of the Special Committee after receiving advice from its financial advisors, determines in good faith that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company (other than the Acquiror) as the Superior Proposal;

                           (iii) the Company pays the Acquiror's Expenses (as defined below) in accordance with Section 2.3(b) hereof; and

                           (iv) substantially contemporaneously with such termination, the Company enters into a definitive agreement to effect the Superior Proposal.

                  (e) By the Acquiror, at any time prior to the approval of the Exchange by the shareholders of the Company, if:

                           (i) the Board, or the Special Committee, shall have withdrawn, modified, or changed its recommendation in respect of this Agreement in a manner adverse to the Acquiror or resolved to do so;

                           (ii) the Board, or the Special Committee, shall have recommended any proposal other than by the Acquiror in respect of an Acquisition Transaction (as defined below) or resolved to do so; or

                           (iii)    the Company has received a proposal
                  regarding an Acquisition Transaction and the Company shall not have rejected such proposal within 10 business days after its receipt or, if sooner, the date its existence first becomes publicly disclosed.

                  (f) By the Company if there shall have been threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to make illegal, materially impede or otherwise directly or indirectly prohibit or materially restrain the Exchange or seek to obtain material damages in connection therewith.

         2.3      Effect of Termination.


                  (a) In the event of a party's termination of this Agreement as provided in Section 2.2 hereof, written notice thereof shall promptly be given to the other party specifying the provision hereof pursuant to which such termination is made, and, subject to
         Section 2.3(b) hereof, this Agreement shall become null and void and there shall be no liability on the part of the Acquiror or the Company; provided, that nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (b)      If:

                           (i) the Acquiror shall have terminated this Agreement pursuant to Section 2.2(e);

                           (ii) the Acquiror shall have terminated this Agreement pursuant to Section 2.2(c)(ii) and following the date hereof and either prior to such termination or within two months after such termination, (A) the Company shall have received a proposal with respect to an Acquisition Transaction that the Company has not rejected prior to such termination, and (B) within 12 months after the date of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Transaction ; or

                           (iii) the Company shall have terminated this Agreement pursuant to Section 2.2(d);

         then the Company shall pay to the Acquiror an amount equal to the Acquiror's actual and documented out-of-pocket expenses incurred or paid by the Acquiror in connection with the Exchange, this Agreement and the consummation of the transactions contemplated hereby ("Expenses"), which amounts shall be payable by wire transfer to such account as the Acquiror may designate in writing to the Company. The Company shall pay such Expenses within two business days after the Acquiror has provided the Company with documentation of the Expenses and a written request for payment, provided there has occurred (A) a termination pursuant to Section 2.2(d) or Section 2.2(e) or (B) an Acquisition Transaction under the circumstances described in Section 2.3(b)(ii).

         2.4 Conduct of the Participating Corporations prior to the Effective Time.

                  (a) Until the completion of the Exchange, the Company shall continue to conduct its business without material change and it shall not, without the consent of the Acquiror, (i) issue any equity security or instrument convertible into any equity security, (ii) make any distribution or other disposition of its assets, capital or surplus except in the ordinary course of business, (iii) take any action which would impair its assets, or (iv) take any action that would cause its representations and warranties to be untrue in any material respect at the Effective Time. Subject to the conditions set forth in this

         Agreement, prior to the Effective Time, each of the Participating Corporations shall promptly take all such actions as shall be necessary or appropriate in order to effect the Exchange in accordance with the terms and conditions of the Plan, including, but not limited to, complying with the conditions set forth in Section 2.5(b).

                  (b) During the period beginning on the date of this Agreement and ending at the Effective Time, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford the Acquiror and its counsel, accountants, financing sources, consultants and other authorized representatives reasonable access during normal business hours to the employees, properties, books and records and accountants of the Company and its subsidiaries. The Company shall furnish promptly to the Acquiror (i) a copy of each report, schedule or other document filed by it or any of its subsidiaries during such period pursuant to federal or state securities laws and (ii) all other information concerning its or its subsidiaries' business, properties and personnel as the Acquiror shall from time to time reasonably request.

                  (c) Subject to Section 5.5(a), each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, such undertakings with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

                  (d) The Company shall, and shall cause its subsidiaries and each of their directors, officers, employees, agents, advisors and representatives to, immediately cease any discussions or negotiations with third parties with respect to any Acquisition Transaction. Prior to the Effective Time, the Company agrees that it shall not, and shall not authorize or permit any of its subsidiaries or any of their directors, officers, agents, advisors or representatives to, directly or indirectly:

                           (i) Solicit, initiate, facilitate or encourage (including without limitation by furnishing information to a third party or by taking any action which would make the Rights Agreement dated as of September 2, 1997 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), inapplicable to any Acquisition Transaction (other than the Exchange)) any inquiries or the making of any proposal with respect to any tender offer or exchange offer involving the Company or any proposal with respect to any merger, consolidation, statutory share exchange or other business combination involving the Company or any subsidiary of the Company, the acquisition of all or any significant part of the assets of the Company or any subsidiary of the Company or more than 10% of any class of the capital stock of the Company or any subsidiary of the Company (each, an "Acquisition Transaction");

                           (ii) Except for agreements with respect to a Superior Proposal entered into in accordance with Section 2.2(d) and except for confidentiality agreements entered into in connection with actions permitted in accordance with Section 2.4(d)(iii), enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Exchange or any other transaction contemplated by this Agreement; or

                           (iii) Negotiate, explore or otherwise engage in discussions with any individual or any partnership, joint venture, corporation, trust, limited liability company or any other entity or any unincorporated organization or group (a "Person"), other than the Acquiror and its representatives, with respect to any Acquisition Transaction, or any inquiry that may reasonably be expected to lead to a proposal for an Acquisition Transaction; provided, that the Company may (A) participate in discussions with or request clarifications from or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than as set forth in Section 2.4(c)) to any third party which makes an unsolicited written proposal to effect an Acquisition Transaction that did not result from the breach of this
                  Section 2.4 and subject to compliance with its obligations under Section 2.4(d), in each case solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Transaction is, or could reasonably likely lead to, a Superior Proposal, and (B) in response to an unsolicited written proposal from a third party making a Superior Proposal that did not result from the breach of this
                  Section 2.4 and subject to compliance with its obligations under Section 2.4(d), furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than as set forth in Section 2.4(c)) to and engage in discussions and negotiations with such third party, but only, in the case of clause (A) and clause (B), if the Board, based on the recommendation of the Special Committee after receiving written advice from its financial advisors and after receiving advice from outside counsel to the Special Committee, determines in good faith that taking such action is in the best interests of the Company and its shareholders other than the Acquiror and such action is required by its fiduciary duties under applicable law.

                           (iv) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this
                  Section 2.4(d) by any director, officer, employee, agent, advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, shall constitute a breach of this Section 2.4(d) by the Company.

                  (e) The Company agrees to advise the Acquiror in writing within 24 hours after the receipt thereof of the existence of:

                           (i) Any inquiries, proposals or requests for information received by the Company or any of its directors, officers, agents, advisors or representatives (other than James C. Richardson, Jr. or David R. Clark), or by the financial and legal advisors to the Special Committee, from a Person (other than the Acquiror and its representatives) with respect to an Acquisition Transaction; and

                           (ii) The content of any such inquiries, proposals or requests, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction;

         and shall update the Acquiror on an ongoing basis or upon the Acquiror's reasonable request on the status thereof. The Company shall simultaneously provide to the Acquiror any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Transaction which was not previously provided to the Acquiror.

                  (f) As used herein, "Superior Proposal" means a written and unsolicited proposal or offer made by any Person (other than the Acquiror) to acquire all or substantially all of the capital stock of the Company pursuant to a tender offer, exchange offer, merger, statutory share exchange or other business combination or to purchase all or substantially all of the assets of the Company on terms that, as determined in good faith by the Board, based on the recommendation of the Special Committee after receiving written advice of its financial advisors, are more favorable from a financial point of view to the Company and its shareholders, other than the Acquiror, than the transactions contemplated hereby and any alternative proposed by the Acquiror.

         2.5      Conditions to the Exchange.

                  (a) The obligations of the Participating Corporations and the Principal Shareholders to consummate the Exchange pursuant to the Plan shall be conditioned upon the satisfaction of the following conditions:

                           (i) The Plan shall have been approved at the meeting of shareholders of the Company held for such purpose (the "Shareholder Meeting"), or any adjournment thereof, by the vote of the holders of 75% of the Common Stock outstanding and entitled to vote thereon.

                           (ii) All filings, registrations, notices, consents, approvals, authorizations, certificates, orders and permits with respect to the exchange of the Exchange Shares pursuant to and in accordance with the provisions of the Plan required from any Governmental Entity having or asserting jurisdiction over the Participating Corporations shall have been made or obtained and be in full force and effect on a basis reasonably satisfactory to the Participating Corporations.

                           (iii) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Exchange; provided, that the party asserting this condition shall have used its reasonable best efforts to have any such order, decree or injunction vacated.

                           (iv) There shall not have been threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to:
                  (i) make illegal, materially impede
                  or otherwise directly or indirectly prohibit or materially restrain the Exchange or seek to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by the Acquiror of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compel the Acquiror to dispose of or hold separately all or any material portion of the business or assets of the Acquiror or the Company and its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of the Acquiror to conduct its business or own such assets, or (iii) have a material adverse effect on the business of the Acquiror or the Company and its subsidiaries taken as a whole (hereinafter as applied to the Company, a "Material Adverse Effect").

                           (v) Each of the Participating Corporations shall have received from the other Participating Corporation such certificate or certificates as shall reasonably be requested to evidence satisfaction of the conditions set forth in this
                  Section 2.5.

                  (b) The obligations of the Acquiror and the Principal Shareholders to consummate the Exchange shall be conditioned on the satisfaction of the following conditions:

                           (i) The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects at, and at all times prior to, the Effective Time, and the Company shall have fully performed in all material respects its covenants and obligations under this Agreement at or prior to the Effective Time.

                           (ii) The holders of no more than 5% of the Common Stock shall have given written notice of their intent to demand payment for their Shares and shall not have voted for the Exchange, pursuant to Article 13 of the Act.

                           (iii) There shall not have occurred any event, change, circumstance or occurrence that has had or that would reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries taken as a whole.

                           (iv) There shall not have occurred and be continuing (A) any general suspension of, or limitation on prices for, trading in securities through the Nasdaq Stock Market or (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

                           (v) There shall not have been threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to (i) impose limitations on the ability of the Acquiror effectively to exercise full rights of ownership of the Shares owned by it, including, without limitation, the right to vote such Shares on all matters properly presented to the Company's shareholders or (ii) require divestiture by the Acquiror of any Shares.

                           (vi) The Acquiror shall have obtained financing necessary to satisfy its obligations to pay the Exchange Price and the Expenses on terms and conditions satisfactory to the Acquiror in its sole discretion (it being understood that this condition shall not apply to the Principal Shareholders).

                  (c) The obligations of the Company to consummate the Exchange shall be conditioned on the representations and warranties of the Acquiror made in this Agreement being true and correct in all material respects at, and at all times prior to, the Effective Time, and the Acquiror having fully performed in all material respects its covenants and obligations under this Agreement at or prior to the Effective Time.


                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.1 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, following compliance with Section 2.5(a)(i), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company (through the Chairman of the Special Committee) and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval and adoption of this Agreement by the holders of 75% of the Shares outstanding. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

         3.2 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except pursuant to the Exchange Act; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any obligation to which the Company is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, except for violations that would not materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

         3.3 SEC Reports. The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed by it pursuant to applicable law since January 1, 1998 (the "SEC Reports"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the SEC promulgated under the Exchange Act. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference in the SEC Reports, at the time filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.4 Litigation. There is no claim, action, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court or other Governmental Entity that, individually or in the aggregate, could be reasonably expected to (i) have a Material Adverse Effect or (ii) result in a material amendment or termination of the Plan or prevent, enjoin, materially alter the terms of or materially delay the Exchange.

         3.5 Rights Agreement; Anti-Takeover Laws. The Rights Agreement is not applicable to this Agreement or to the transactions contemplated by this Agreement. Neither the North Carolina Shareholder Protection Act nor the North Carolina Control Share Acquisition Act is applicable to the Company. The only vote of shareholders of the Company required to approve and adopt this Agreement is the affirmative vote of the holders of at least 75% of the outstanding Shares.

         3.6 Fairness Opinion. Grant Thornton LLP, the independent financial advisor to the Special Committee, has delivered to the Special Committee and the Board its written opinion that the Exchange Price is fair, from a financial point of view, to the Company and its subsidiaries and the holders of the Shares other than the Acquiror. At the date of this Agreement, such opinion has not been withdrawn or modified. A true and complete copy of such opinion has been delivered to the Acquiror.

         3.7 Board Action. The Special Committee, at a meeting duly called and held, has unanimously (i) determined that the Exchange is fair to and in the best interests of the Company and its subsidiaries and the holders of the Shares other than the Acquiror and (ii) submitted to the Board its recommendation that the Board approve and adopt this Agreement and the Plan and that the Board recommend that the shareholders of the Company approve and adopt this Agreement and the Plan. The Board, at a meeting duly called and held, has unanimously (exclusive of directors who abstained from voting because of their relationship with the Acquiror) (i) determined that the Exchange is fair to and in the best interests of the holders of the Shares other than the Acquiror, (ii) approved and adopted this Agreement and the Plan and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and the Plan. The Company has been advised by its directors and executive officers that each of them intends to vote all of his or her Shares in favor of approval and adoption of this Agreement and the Plan.

         3.8 Absence of Certain Changes. Since March 4, 2000, except as contemplated by this Agreement or disclosed in any SEC Report filed since the Company's Annual Report on Form 10-K for the year ended March 4, 2000 and prior to the date of this Agreement, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its subsidiaries having individually or in the aggregate a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its subsidiaries having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices not mandated by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the SEC, or
(iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities.

         3.9 Proxy Statement and Transaction Statement Information. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholder Meeting (as amended or supplemented, the "Proxy Statement") will comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company's shareholders, and on the date of the Shareholder Meeting, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to the information supplied by the Acquiror in writing expressly for inclusion in the Proxy Statement. The written information supplied or to be supplied by the Company, expressly for inclusion or incorporation by reference in the Transaction Statement will not, on the date filed with the SEC, the date first published, sent or given to the Company's shareholders, and at the time of the Shareholder Meeting, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.10 Stock Options. The exercise price of each outstanding option under the Stock Option Plans is above the Exchange Price.

         3.11 Brokers. No broker, finder or other investment banker is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of the Company, except that Grant Thornton LLP was retained by, and acted as financial advisor to, the Special Committee. Grant Thornton LLP's fee for its financial advisory services is set forth in letter agreements between Grant Thornton LLP and the Special Committee, dated February 27 and April 11, 2001, copies of which have been supplied to the Acquiror.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

         4.1 Organization, Standing and Qualification. The Acquiror is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

         4.2 Authority for this Agreement. The Acquiror has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of the Acquiror and no other corporate proceeding on the part of the Acquiror is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror, enforceable against the Acquiror in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

         4.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Acquiror nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Acquiror; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except pursuant to the Exchange Act; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any obligation to which the Acquiror is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely affect the ability of the Acquiror to consummate the transactions contemplated by this Agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any of its assets, except for violations that would not materially and adversely affect the ability of the Acquiror to consummate the transactions contemplated by this Agreement.

         4.4 Financing. The Principal Shareholders have the ability to fund the Acquiror's obligations under this Agreement to pay the Exchange Price and the Expenses by contributing to the Acquiror their own assets and arranging for the Acquiror to obtain financing, which financing may be personally guaranteed by the Principal Shareholders, and they hereby covenant to make available to the Acquiror their assets and access to financing for such purposes. The Principal Shareholders are parties to this Agreement solely for the purpose of jointly and severally making the representation, warranty and covenant contained in the foregoing sentence.

         4.5 Litigation. There is no claim, action, proceeding or governmental investigation pending, or to the knowledge of the Acquiror, threatened against the Acquiror that, individually or in the aggregate, has materially and adversely affected or could reasonably be expected to materially and adversely affect the ability of the Acquiror to consummate the transactions contemplated by this Agreement or that in any manner seeks to enjoin the Exchange.

         4.6 Brokers. No broker, finder or other investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of the Acquiror or its shareholders, except that HHCO Limited was retained by, and acted as financial advisor to, the Acquiror. HHCO Limited 's fee for its financial advising services is set forth in a letter agreement between HHCO Limited and the Acquiror, dated February 12, 2001, a copy of which has been supplied to the Company.

         4.7 Proxy Statement and Transaction Statement Information. The written information supplied or to be supplied by the Acquiror expressly for inclusion or incorporation by reference in the Proxy Statement and the Transaction Statement will not, on the date filed with the SEC, the date first published, sent or given to the Company's shareholders, and at the time of the Shareholder Meeting, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1      Indemnification; Directors and Officers Liability Insurance.

                  (a) Until the sixth anniversary of the Effective Time, the Company shall indemnify each of its officers, directors or employees (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses arising from his service as an officer, director or employee or prior to and including the Effective Time, and shall provide for the advancement of expenses incurred in defense of any action or suit, to the fullest extent required pursuant to the Company's articles of incorporation and bylaws as each is in effect on the date of this Agreement. If any claim is made against any of the Indemnified Parties on or prior to the sixth anniversary of the Effective Time arising from his service as an officer, director or employee at or prior to the Effective Time, the provisions of this
         Section 5.1 shall continue in effect until the final disposition of all such claims.

                  (b) Unless otherwise agreed to by the Acquiror, until the sixth anniversary of the Effective Time, the Company shall maintain or cause to be maintained in effect, at no expense to the beneficiaries thereof, directors' and officers' liability protection with respect to matters occurring at or prior to the Effective Time, providing the same coverage with respect to the Company's current officers and directors as in effect on the date of this Agreement.

                  (c) In the event the Company (i) consolidates with or merges into or effects any other business combination with any other Person and shall not be the continuing, surviving or controlling entity of such consolidation, merger or combination or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations of the Company in this Section 5.1.

                  (d) Each of the Indemnified Parties is an intended beneficiary of the provisions of this Section 5.1 and shall have the right to enforce such provisions individually on his or her own behalf.

         5.2      Shareholder Approval; Proxy Statement.

                  (a) The Company shall call the Shareholder Meeting for the purpose of voting on the Exchange and shall take all action necessary or advisable in its reasonable judgment to obtain shareholder approval of the Exchange. The Shareholder Meeting shall be held as soon as practicable following clearance of the Proxy Statement by the SEC as provided in Section 5.2(b), and the Company will, through its Board, subject to this Agreement, recommend to its shareholders the approval of the Exchange. Subject to Sections 2.2(d) and 2.4(d), the Company agrees that it shall include in the Proxy Statement the recommendation of its Board to the shareholders of the Company to approve and adopt this Agreement and approve the Exchange.

                  (b) The Company will, as soon as practicable following the date of this Agreement, prepare and file with the SEC a preliminary Proxy Statement and will use its reasonable best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be cleared by the SEC. The Company and the Acquiror will, as soon as practicable following the date of this Agreement, jointly prepare and file a Transaction Statement on Schedule 13E-3 (the "Transaction Statement") and will use their reasonable best efforts to respond to any comments of the SEC and to cause the Transaction Statement to be cleared by the SEC. The Company shall give the Acquiror and its counsel the opportunity to review the preliminary Proxy Statement prior to its being filed with the SEC and all amendment and supplements to the Proxy Statement, responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. As promptly as practicable after the Proxy Statement and the Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or Transaction Statement, the Company will prepare and mail to its shareholders such an amendment or supplement. The Company shall not use any material in connection with the Shareholder Meeting without the Acquiror's prior approval.

                  (c) The Company shall use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of the Exchange, this Agreement and the transactions contemplated hereby.

                  (d) The Acquiror agrees to cause all Shares owned by the Acquiror to be voted in favor of the approval of the Exchange.

         5.3 Fees and Expenses. Whether or not the Exchange is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in this Agreement.

         5.4 Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity,
(b) obtaining all necessary consents, approvals or waivers from third parties,
(c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to attain any such consent, approval or authorization without the prior written consent of the Acquiror.

         5.5      Public Announcements; Certain Notices.

                  (a) The Acquiror and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market so long as it has used reasonable best efforts to consult with the other party prior to issuing such press release or making such public disclosure.

                  (b) The Company shall give prompt notice to the Acquiror, and the Acquiror shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty made by it contained in the Agreement to be untrue in any material respect at any time from the date of this Agreement to the Closing. Each of the Company and the Acquiror shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         5.6 Exemption from Liability Under Section 16(b). The Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time adopt a resolution providing that, to the extent the Exchange is deemed for purposes of Section 16 of the Exchange Act to constitute a purchase of Shares by the Acquiror and by its controlling shareholders who also are officers and directors of the Company, such purchases (including the specific changes in such officers' and directors' beneficial ownership of the Company's Common Stock resulting from the Exchange) are approved by such Board or by such committee thereof and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

                                   ARTICLE 6
                                    NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or via courier service or when received if mailed by registered mail, return receipt requested to the parties at the addresses indicated below:

         To the Acquiror:           PF Management, Inc.
                                    361 Second Street NW
                                    Hickory, NC 28601

                                    Attn:    David R. Clark, President

         Copy to: Womble Carlyle Sandridge & Rice, PLLC 3300 One First Union Center
                                    301 South College Street
                                    Charlotte, NC 28202-6025

                                    Attn:    Garza Baldwin, III

         To the Company:            Special Committee of the Board of Directors
                                    Pierre Foods, Inc.
                                    361 Second Street, NW
                                    Hickory, NC  28601

                                    Attn:    Bobby G. Holman, Chairman

         Copy to:                   Foley & Lardner
                                    150 West Jefferson
                                    Suite 1000
                                    Detroit, MI 48226-4416

                                    Attn:    Patrick Daugherty

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1 Governing Law. This Agreement shall be interpreted, construed and enforced under and in accordance with the laws of the State of North Carolina.

         7.2 Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement. Obligations undertaken by the parties may not be assigned or delegated without the written consent of the other party hereto and, except as provided in Section 5.1(d), nothing herein shall be construed to create any rights enforceable by any other Person.

         7.3 Counterpart Originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, as long as one or more counterparts shall have been signed by each of the parties and delivered to the other.

         7.4 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties, superseding all prior agreements and understandings between them relating to the subject matter of this Agreement.

         7.5 Amendments. This Agreement may be amended only by the written agreement of both parties hereto; provided, at the request of the Acquiror prior to the approval of this Agreement by the shareholders of the Company, the Company shall enter into an amendment to this Agreement that provides for the acquisition of the Company by the Acquiror in a multi-step transaction that involves a tender offer for all the outstanding Shares at a price equal to the Exchange Price, followed by a statutory share exchange in which the Shares of non-tendering shareholders would be converted into the right to receive the Exchange Price. After the approval of this Agreement by the shareholders of the Company, no amendment may be made which reduces the amount or changes the form of consideration to be received in the Exchange or otherwise changes or effects any change that would adversely affect the holders of the Shares without the further approval of the shareholders of the Company.

         7.6      Definitions.

         Term                                        Defined in Section
         ----                                        ------------------
         Act                                         Introduction
         Aggregate Exchange Consideration            Section 1.2(a)
         Agreement                                   Introduction
         Acquiror                                    Introduction
         Acquisition Transaction                     Section 2.4(d)(i)
         Board                                       Statement of Purpose
         Closing                                     Section 1.4
         Common Stock                                Statement of Purpose
         Company                                     Introduction
         Exchange                                    Statement of Purpose
         Exchange Act                                Section 3.3

         Exchange Agreement                          Introduction
         Exchange Price                              Section 1.1(b)
         Exchange Shares                             Section 1.1(b)
         Effective Time                              Section 2.1
         Expenses                                    Section 2.3(b)
         Governmental Entity                         Section 2.2(c)(i)
         Indemnified Parties                         Section 5.1(a)
         Material Adverse Effect                     Section 2.5(a)(iv)
         Participating Corporations                  Introduction
         Person                                      Section 2.4(d)(iii)
         Plan                                        Statement of Purpose
         Principal Shareholders                      Introduction
         Proxy Statement                             Section 3.9
         Rights                                      Statement of Purpose
         Rights Agreement                            Section 2.4(d)(i)
         SEC                                         Section 3.3
         SEC Reports                                 Section 3.3
         Shareholder Meeting                         Section 2.5(a)(i)
         Shares                                      Statement of Purpose
         Special Committee                           Section 2.2(d)
         Stock Option Plans                          Section 1.5
         Stock Purchase Plan                         Section 1.5
         Superior Proposal                           Section 2.4(f)
         Transaction Statement                       Section 5.2(b)




              [The remainder of this page is intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the dates indicated below.


                           PIERRE FOODS, INC.


                           By:      /s/ Bobby G. Holman
                                    --------------------------------------------
                                    Bobby G. Holman
                                    Chairman of the Special Committee
                                    of the Board of Directors



                           PF MANAGEMENT, INC.


                           By:      /s/ David R. Clark
                                    --------------------------------------------
                                    David R. Clark
                                    President


                           /s/ James C. Richardson, Jr.
                           -----------------------------------------------------
                           James C. Richardson, Jr.
                           (Solely for the purpose of Sections 4.4 and 2.5)


                           /s/ David R. Clark
                           -----------------------------------------------------
                           David R. Clark
                           (Solely for the purpose of Sections 4.4 and 2.5)

                                                                         ANNEX A

                           ARTICLES OF SHARE EXCHANGE

                                     BETWEEN

                               PF MANAGEMENT, INC.

                                       AND

                               PIERRE FOODS, INC.


         Pursuant to Section 55-11-05 of the General Statutes of North Carolina, PF Management, Inc., a corporation organized under the laws of the State of North Carolina, hereby submits these Articles of Share Exchange for the purpose of acquiring all of the outstanding shares of common stock, no par value, of Pierre Foods, Inc., a corporation organized under the law of the State of North Carolina.

         I. The Plan of Share Exchange that was duly adopted by the board of directors of each of the corporations participating in the exchange and that was approved by the shareholders of Pierre Foods, Inc. in the manner prescribed by Chapter 55 of the General Statutes of North Carolina is as follows:

                             PLAN OF SHARE EXCHANGE

                  A.       CORPORATIONS PARTICIPATING IN SHARE EXCHANGE.

                           PF Management, Inc. (the "Acquiror") will acquire all of the outstanding shares of Pierre Foods, Inc. (the "Company") pursuant to the terms and conditions of this Plan.

                  B.       EXCHANGE OF SHARES.

                           At the effective time of the share exchange (the "Effective Time"), the shares of the corporations participating in the share exchange shall be exchanged as follows:

                           1. Acquiror. The outstanding shares of the Acquiror will not be exchanged or altered in any manner as a result of the share exchange and will remain outstanding as shares of the Acquiror.

                           2. The Company. Each outstanding share of the Company, except those already owned by the Acquiror, will be exchanged for and become the right to receive from the Acquiror $1.21 in cash per share and each such share shall be cancelled.


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

                           3. Surrender of Share Certificates. Each holder of a certificate representing shares of the Company to be exchanged under this Plan will be entitled, upon presentation and surrender to the Acquiror of such certificate, to receive in exchange therefor the consideration described in paragraph 2 of this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of the Company will be deemed for all purposes to evidence ownership of the consideration to be issued for such shares.

                  C.       ABANDONMENT.

                  After the approval of this Plan by the shareholders of the Company, and at any time prior to the exchange becoming effective, the board of directors of the Acquiror may, in its discretion, abandon the share exchange.

         II. Approval by the shareholders of the undersigned Acquiror was not required.

         III. The share exchange will become effective upon filing by the Secretary of State of North Carolina.


         This the ______ day of ______________, 2001.




                                    PF MANAGEMENT, INC.


                                    By:
                                          ------------------------------------
                                          David R. Clark
                                          President


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